UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Senomyx, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SENOMYX, INC.

11099 North Torrey Pines Road

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Senomyx, Inc., a Delaware corporation. The meeting will be held on May 24, 2006 at 9:00 a.m. local time at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, CA 92037, for the following purposes:

1.                                      To elect directors to hold office until our 2007 Annual Meeting of Stockholders.

2.                                      To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

3.                                      To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 3, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Kent Snyder
President and Chief Executive Officer

La Jolla, California

April 26, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as instructed in the proxy statement accompanying this notice, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2006

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Senomyx, Inc. is soliciting your proxy to vote at its 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We intend to mail this proxy statement and the accompanying proxy card on or about April 26, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 3, 2006, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 29,811,633 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•                  the election of directors to hold office until our 2007 Annual Meeting of Stockholders, and

•                  the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

How do I vote?

For the election of directors, you may either vote “For” all nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•                  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 3, 2006, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of the selection of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  you may submit another properly completed proxy with a later date,

•                  you may send a written notice that you are revoking your proxy to our Corporate Secretary at 11099 North Torrey Pines Road, La Jolla, California 92037, or

•                  you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 27, 2006, to our Corporate Secretary at 11099 North Torrey Pines Road, La Jolla, California 92037. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 23, 2007 but no earlier than January 24, 2007. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•                  For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•                  To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 29,811,633 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 14,905,817 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Effective as of the annual meeting, the size of our Board of Directors will be reduced to seven members. Each director is to be elected at the annual meeting to serve until our 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal.

There are seven nominees for director this year, including Stephen A. Block, Esq., Michael E. Herman, Mark Leschly, Dennis F. O’Brien, Jay M. Short, Ph.D., Kent Snyder and Christopher J. Twomey. Each of the nominees is currently a director of Senomyx. All of the current board members were elected by our stockholders, with the exception of Messrs. O’Brien and Twomey who were appointed by our Board of Directors. The original nominations of Messrs. O’Brien and Twomey were recommended in April 2006 and March 2006, respectively, by our Corporate Governance and Nominating Committee. David Schnell, M.D. and Timothy Wollaeger are current directors and are not standing for reelection at the annual meeting.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the seven nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All of our directors that were currently serving on our Board attended the 2005 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of March 15, 2006 for each nominee for director.

Name	Age	Position

Stephen A. Block, Esq.	61	Director
Michael E. Herman	64	Director
Mark Leschly	37	Chairman of the Board
Dennis F. O’Brien	48	Director
Jay M. Short, Ph.D.	48	Director
Kent Snyder	52	President, Chief Executive Officer and Director
Christopher J. Twomey	46	Director

Stephen A. Block, Esq. has served as a member of our Board of Directors since March 2005. Mr. Block served as Chief Legal Officer of International Flavors and Fragrances Inc., a leading creator, manufacturer and seller of flavors and fragrances (IFF), from January 1993 until his retirement from this position in December 2003. He was named Senior Vice President, General Counsel and Secretary of IFF in February 2000. During his eleven years at IFF he also held various senior management positions in the Regulatory department. Prior to 1993, Mr. Block served as Senior Vice President, General Counsel, Secretary and Director of GAF Corporation, a company specializing in specialty chemicals and building materials, and its publicly traded subsidiary International Specialty Products Inc., held various management positions with Celanese Corporation, a company specializing in synthetic fibers, chemicals and plastics, and practiced law with the New York firm of Stroock & Stroock & Lavan. Mr. Block currently serves as an industry consultant and as a member of the Board of Governors of the Tech Coast Angels, a leading angel investing group. Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from the Harvard Law School.

Michael E. Herman has served as a member of our Board of Directors since May 2005. Mr. Herman is currently serving as general partner of the Herman Family Trading Company. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories. Mr. Herman is a director of Santarus, Inc., a biopharmaceutical company, Cerner Corporation, a health care information technology company, and also is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman also served as a director of Janus Capital and Eloquent, Inc. until March of 2003. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Chicago.

Mark Leschly has served as a member of our Board of Directors since November 2001 and as our Chairman since December 2002. Since July 1999, Mr. Leschly has been a Managing Partner with Rho Capital Partners, an investment and venture capital management company. Starting in July 1994 to July 1999, Mr. Leschly was an associate and then a General Partner of HealthCare Ventures, L.L.C., a venture capital management company. From September 1991 to June 1993, Mr. Leschly served as a consultant for McKinsey & Co., a management consulting company. Mr. Leschly received his B.A. from Harvard University and his M.B.A. from Stanford Graduate School of Business. In addition to being a director of Diversa Corporation, NitroMed, Inc. and Tercica, Inc., Mr. Leschly is a director of a number of private companies.

Dennis F. O’Brien has served as a member of our Board of Directors since April 2006. Since April 2004, Mr. O’Brien has served as President and Chief Operating Officer of ConAgra Foods Retail Products Company, a retail consumer packaged foods company, a position from which he resigned effective May 26, 2006. He was responsible for a portfolio of more than forty brands competing in over twenty-five food categories across multiple retailer formats, as well as a 22,500 employee base that included sales, finance, and human resources functional teams. Mr. O’Brien served as President and Chief Operating Officer, from September 2002 to April 2004, and Executive Vice President, from July 2001 to September 2002, of ConAgra Grocery Foods Group in Irvine, California. From May 2000 to July 2001, he served as President of ConAgra Store Brands, a division that ConAgra acquired in connection with its purchase of International Home Foods, a manufacturer, distributor and marketer of food products, in August 2000. From September 1996 to April 2000, Mr. O’Brien was Senior Vice President of Marketing & Product Development at Armstrong World Industries, a durable goods company. Mr. O’Brien was also previously at Campbell Soup Company, where he served as Vice President, Beverages, and Vice President of Marketing, Pepperidge Farm Biscuits, and he also held management positions at Nestlé Foods Company and The Procter & Gamble Company. Mr. O’Brien received his B.S. in Marketing from the University of Connecticut.

Jay M. Short, Ph.D. has served as a member of our Board of Directors since March 2004. Dr. Short is currently Founder, Executive Director and Chairman of the E.O. Wilson Biodiversity Foundation, a foundation focused on preservation of biological diversity in the living environment by inventing and implementing business and educational strategies in the service of conservation. From February 1999 to October 2005, Dr. Short was the President and CEO of Diversa Corporation, a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from biodiversity. He was a founding member of Diversa Corporation, and served as Chief Technology Officer and Director of the company from its inception in 1994. Dr. Short is a director for Invitrogen, a leading biotechnology company in the area of gene expression, and Stressgen Biotechnologies, focusing on applying immune modulating approaches to address life-threatening diseases. He previously served as Head of Research and Operations of Strategene Cloning Systems and President of their antibody development subsidiary. Dr. Short received his Ph.D. in Biochemistry from Case Western Reserve University in Cleveland, Ohio and his B.A. with honors in Chemistry from Taylor University in Upland, Indiana.

Kent Snyder, President and Chief Executive Officer, joined us in June 2003 and has served as a member of our Board of Directors since that time. Prior to joining us, from October 2001 to June 2003, Mr. Snyder was retired. From July 1991 to October 2001, Mr. Snyder held various marketing and sales management positions with Agouron Pharmaceuticals, Inc., a Pfizer company. Mr. Snyder was President of Global Commercial Operations at Agouron. Prior to holding the position of President of Global Commercial operations, Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder is a director of Santarus, Inc., a biopharmaceutical company. Mr. Snyder received his B.S. from the University of Kansas and his M.B.A. from Rockhurst College.

Christopher J. Twomey has served as a member of our Board of Directors since March 2006. Mr. Twomey joined Biosite Incorporated, a medical diagnostic company, in March 1990 and is currently Senior Vice President, Finance and Chief Financial Officer.  In addition to overseeing all financial aspects at Biosite, he is responsible for the Human Resources, Facilities, and Information Systems departments.  From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an audit manager and assisted many public and privately held San Diego high technology and biotechnology companies in arranging financing, entering into strategic funding arrangements, and auditing their financial results and internal controls.  Mr. Twomey holds a bachelor’s degree from the University of California at Santa Barbara.

Independence of the Board of Directors and its Committees

As required under Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Senomyx, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Snyder, our President and Chief Executive Officer.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following is a description of each committee and its functions.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.senomyx.com. The Audit Committee met eight times during the fiscal year ended December 31, 2005 and currently consists of Messrs. Block, Herman, Twomey and Wollaeger, with Mr. Wollaeger serving as chair of the committee. Subject to stockholder approval of the nominees for director and effective as of the annual meeting, the Audit Committee will consist of Messrs. Block, Herman and Twomey, with Mr. Twomey serving as chair of the committee. The functions of the Audit Committee include, among other things:

•                  reviewing and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•                  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•                  reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls; and

•                  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Our Board of Directors has determined that each of Messrs. Twomey and Wollaeger qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Messrs. Twomey’s and Wollaeger’s level of knowledge and experience based on a number of factors, including their formal education and prior work experience.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.senomyx.com. The Compensation Committee met four times and acted by written consent one time during the fiscal year ended December 31, 2005 and currently consists of Messrs. Herman and Leschly and Dr. Schnell, with Dr. Schnell serving as chair of the committee. Subject to stockholder approval of the nominees for director and effective as of the annual meeting, the Compensation Committee will consist of Messrs. Herman and Leschly and Dr. Short, with Mr. Herman serving as chair of the committee. The functions of the Compensation Committee include, among other things:

•                  determining the compensation and other terms of employment of our executive officers and reviewing corporate performance goals and objectives relevant to such compensation;

•                  recommending to our Board of Directors the type and amount of compensation to be paid or awarded to board members;

•                  evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•                  establishing policies with respect to equity compensation arrangements; and

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available on our website at http://www.senomyx.com. The Corporate Governance and Nominating Committee met five times during the fiscal year ended December 31, 2005 and currently consists of Mr. Leschly and Drs. Schnell and Short, with Dr. Short serving as chair of the committee. Subject to stockholder approval of the nominees for director and effective as of the annual meeting, the Corporate Governance and Nominating Committee will consist of Messrs. Block and Leschly and Dr. Short, with Dr. Short serving as chair of the committee. The functions of the Corporate Governance and Nominating Committee include, among other things:

•                  developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

•                  evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

•                  interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•                  evaluating nominations by stockholders of candidates for election to our Board;

•                  developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics;

•                  considering questions of possible conflicts of interest of directors as such questions arise; and

•                  recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Corporate Governance and Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Senomyx, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Corporate Governance and Nominating Committee has paid a fee of $42,000 to a third party in each of 2005 and 2006 to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of the proxy statement for our last annual meeting of stockholders a written recommendation to the Corporate Governance and Nominating Committee at the following address: Senomyx, Inc., 11099 North Torrey Pines Road, La Jolla, California 92037. Each submission must set forth: the full name of the proposed nominee; a description of the proposed nominee’s business experience for at least the previous five years; complete biographical information for the proposed nominee; a description of the proposed nominee’s qualifications as a director; and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met 11 times and acted by written consent two times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

Our Board of Directors has adopted a formal process by which our stockholders may communicate with the Board or individual directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at Senomyx, Inc., 11099 North Torrey Pines Road, La Jolla, California 92037. Each communication must set forth:  the name and address of the Senomyx stockholder on whose behalf the communication is sent; and the number of shares of our common stock that are owned beneficially by such stockholder as of the date of the communication. All communications will be compiled by our Corporate Secretary and submitted to the Board, the appropriate committee thereof or an individual director, as applicable, on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.senomyx.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

ACCOUNTING AND AUDITING MATTERS OPEN DOOR POLICY

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting, Auditing and Other Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.senomyx.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law requires stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Senomyx and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2004. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2005	2004
Audit Fees (1)	$380,623	$537,060
Audit-related Fees	—	—
Tax Fees (2)	11,900	7,400
All Other Fees	—	—
Total Fees	$392,523	$544,460

(1)                                  Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

 (2)                               Represents fees for preparation of federal, state and local income and franchise tax returns and related schedules and calculations, as well as general consultation regarding federal and state income tax matters, employment tax matters and sales and use tax matters.

Pre-Approval Policies and Procedures

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for Services of Independent Auditor, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditors are, or may be, pre-approved. A copy of the Audit Committee Pre-Approval Policy for Services of Independent Auditor was attached as Appendix C to the proxy statement for our 2005 Annual Meeting of Stockholders.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 15, 2006 by: (i) each of our directors and nominees, (ii) each of our named executive officers, (iii) all of our directors, nominees and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 29,805,431 shares outstanding on March 15, 2006, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on May 14, 2006, which is 60 days after March 15, 2006. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
T. Rowe Price Associates, Inc. (MD) (2)	3,483,985	11.7%
AXA Financial, Inc. (3)	2,493,920	8.4
Kent Snyder (4)	681,453	2.2
David Schnell, M.D. (5)	411,553	1.4
Mark Zoller, Ph.D. (6)	196,967		*
Nigel R.A. Beeley, Ph.D. (7)	126,213		*
John Poyhonen (8)	119,758		*
Harry J. Leonhardt, Esq. (9)	116,312		*
Mark Leschly (10)	111,885		*
Michael E. Herman (11)	47,600		*
Timothy Wollaeger (12)	40,040		*
Jay M. Short, Ph.D. (13)	40,019		*
Stephen A. Block, Esq. (14)	30,553		*
Dennis F. O’Brien (15)	28,600		*
Christopher J. Twomey (16)	28,600		*
All directors, nominees and executive officers as a group (13 persons) (17)	1,979,553	6.4

*              Less than one percent.

(1)           Except as otherwise noted above, the address for each person or entity listed in the table is c/o Senomyx, Inc., 11099 North Torrey Pines Road, La Jolla, CA 92037.

(2)           The address for T. Rowe Price Associates, Inc. (MD) is 100 East Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole dispositive power for all of the shares reported herein and sole voting power for 1,044,893 shares. T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or power to vote certain of the shares reported herein and disclaims beneficial ownership of these shares.

(3)           The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. AXA Financial, Inc. is a wholly owned subsidiary of AXA, a French holding company. As of February 28, 2006, Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., has the sole power to vote with respect to 2,383,140 shares and has sole power to dispose with respect to 2,493,920 shares. Alliance Capital Management L.P.’s shares are held by unaffiliated third-party client accounts and managed by Alliance Capital Management L.P., an investment advisor.

(4)           Includes 562,658 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 166,316 shares of which are not vested as of May 14, 2006. Reflects 40,798 shares of common stock held by The Snyder 2000 Children’s Trust. Mr. Snyder disclaims beneficial ownership of the shares held by The Snyder 2000 Children’s Trust, except to the extent of his pecuniary interest in the entity.

(5)           Includes 40,040 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 12,075 shares of which are not vested as of May 14, 2006. Reflects 363,197 shares held by Prospect Venture Partners, L.P. Dr. Schnell is a managing member of Prospect Management Co., L.L.C., which serves as the general partner of Prospect Venture Partners, L.P., and disclaims beneficial ownership of any shares held by the funds except to the extent of his pecuniary interest in this entity.

(6)           Includes 86,412 shares of common stock subject to options exercisable within 60 days of March 15, 2006.

(7)           Includes 120,645 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 48,872 shares of which are not vested as of May 14, 2006.

(8)           Includes 34,921 shares of common stock subject to options exercisable within 60 days of March 15, 2006. Also includes 33,234 shares of common stock subject to our right of repurchase as of May 14, 2006.

(9)           Includes 34,921 shares of common stock subject to options exercisable within 60 days of March 15, 2006. Also includes 31,279 shares of common stock subject to our right of repurchase as of May 14, 2006.

(10)         Includes 44,568 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 18,113 shares of which are not vested as of May 14, 2006. Reflects 67,317 shares held by Rho Management Trust I. Mr. Leschly is a managing partner of Rho Capital Partners, Inc., which is the investment advisor to Rho Management Trust I and as such exercises voting and investment control over the shares held by Rho Management Trust I. Mr. Leschly disclaims beneficial ownership of the shares held by Rho Management Trust I except to the extent of his pecuniary interest therein.

(11)         Includes 28,600 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 19,861 shares of which are not vested as of May 14, 2006. Also includes 2,000 shares held by Mr. Herman’s wife.  Reflects 17,000 shares of common stock held by a trust and limited partnerships. Mr. Herman disclaims beneficial ownership of the shares held by the trust and limited partnerships, except to the extent of his pecuniary interest in the entities.

(12)         Includes 27,805 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 12,075 shares of which are not vested as of May 14, 2006.

(13)         Includes 19,620 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 5,384 shares of which are not vested as of May 14, 2006. Also includes 9,349 shares of common stock subject to our right of repurchase as of May 14, 2006.

(14)         Includes 29,553 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 18,351 shares of which are not vested as of May 14, 2006.

(15)         Includes 28,600 shares of common stock subject to options exercisable within 60 days of March 15, 2006, all of which are not vested as of May 14, 2006.

(16)         Includes 28,600 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 27,011 shares of which are not vested as of May 14, 2006.

(17)         Includes 1,086,943 shares of common stock subject to options exercisable within 60 days of March 15, 2006, 356,658 shares of which are not vested as of May 14, 2006. Also includes 73,862 shares of common stock subject to our right of repurchase as of May 14, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report of changes in ownership was inadvertently filed late by Mr. Block.

DIRECTOR COMPENSATION

We provide each of our non-employee directors cash compensation in the form of an annual retainer of $30,000 for our Chairman of the Board, and $20,000 for each other non-employee director. In addition, the chairperson of the Audit Committee receives an additional annual retainer of $8,000, and each of the chairpersons of the Compensation Committee and the Corporate Governance and Nominating Committee receives an additional annual retainer of $5,000. Each non-employee director also receives $2,000 for each in-person Board of Directors meeting attended, and $1,000 for each telephonic Board of Directors meeting attended. In addition, the chairperson of each committee receives $2,000 for each committee meeting attended, and each other committee member receives $1,000 for each committee meeting attended. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors also receives stock option grants under our non-employee directors’ nonstatutory stock option program, or the directors’ program, which is a part of and administered under our amended and restated 2004 equity incentive plan, or the 2004 plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the directors’ program. Options granted under the directors’ program are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the directors’ program are non-discretionary. Each person who becomes a non-employee director automatically receives an initial option grant to purchase 28,600 shares of our common stock upon his or her election or appointment (42,900 shares in the case the person is also appointed as our Chairman of the Board). If a current non-employee director becomes our Chairman of the Board, that person automatically receives a one-time option grant to purchase 14,300 shares of our common stock upon his or her appointment.

Each person who is a non-employee director on the date of each annual meeting of our stockholders where he or she is re-elected to our Board of Directors is automatically granted, on the date of such re-election, an option to purchase 11,440 shares of our common stock (17,160 shares in the case of our Chairman of the Board). These grants are referred to as annual grants. The size of any annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting is reduced pro-rata for each full month prior to the date of grant for which such person did not serve as a non-employee director.

The exercise price of the options granted under the directors’ program is equal to 100% of the fair market value of the common stock on the date of grant. Initial grants vest in equal monthly installments over a three-year period following the date of grant. Annual grants vest in equal monthly installments over a one-year period following the date of grant. In the event of a change in our control, all outstanding options under the directors’ program become vested in full and fully exercisable. In general, the term of stock options granted under the directors’ program may not exceed ten years.

Under the 2004 plan, unless the terms of an optionee’s stock option agreement provide for earlier or later termination, if an optionee’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service relationship ends. If an optionee’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionee may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. If an optionee’s relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the optionee’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable consideration for the purchase of common stock issued under the 2004 plan, of which the directors’ program is a part, will be determined by our Board of Directors and may include cash, common stock previously owned by the optionee, the net exercise of the option, consideration received in a “cashless” broker-assisted sale and other legal consideration approved by our Board of Directors. Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

In addition, under the 2004 plan, the Board has the power to accelerate the time at which an option may first be exercised or the time during which an option will vest and the Board may amend the terms of any option, including, but not limited to, amendments to provide terms more favorable than previously provided in the agreement evidencing an option.

Under the directors’ program, during the fiscal year ended December 31, 2005, we made annual grants to purchase 11,440 shares at an exercise price of $12.85 per share to each of our non-employee directors other than Mr. Leschly, who received an annual grant to purchase 17,160 shares at an exercise price of $12.85, and Messrs. Block and Herman, who joined our Board of Directors in March and May 2005, respectively. Mr. Block received an annual grant to purchase 953 shares at an exercise price of $12.85 per share and Mr. Herman, who joined the Board at our 2005 Annual Meeting of Stockholders, received no annual grant. Messrs. O’Brien and Twomey, each of whom was not a director during 2005, received no option grants at the time of our 2005 Annual Meeting of Stockholders. In addition, during the fiscal year ended December 31, 2005, we made initial grants to purchase 28,600 shares to Messrs. Block and Herman, at an exercise price of $12.56 per share and $12.85 per share, respectively. As of March 15, 2006, stock options to purchase 46,794 shares granted under the directors’ program had been exercised.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal years ended December 31, 2005, 2004 and 2003 to our chief executive officer and to each of our other executive officers earning greater than $100,000 during the fiscal year ended December 31, 2005. We refer to these officers in this proxy statement as the “named executive officers”.

Summary Compensation Table (1)

		Annual Compensation			Long-Term Compensation
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal		Salary	Bonus (2)	Compen-	Awards	Options	Compen-
Position	Year	($)	($)	sation ($)	($)	(#)	sation ($)
Kent Snyder (3)	2005	$374,774	$125,000	—	—	154,100	—
President, Chief Executive	2004	358,544	75,294	—	—	228,440	—
Officer and Director	2003	175,000	49,597	—	—	570,227	—

Mark Zoller, Ph.D.	2005	278,107	58,437	—	—	56,600	—
Executive Vice President of	2004	266,289	46,601	—	—	68,650	—
Discovery & Development and Chief Scientific Officer	2003	256,158	40,000	—	—	—	—

Harry J. Leonhardt, Esq. (4)	2005	249,689	52,500	—	—	56,600	—
Senior Vice President, General	2004	228,162	39,928	—	—	37,600	—
Counsel and Corporate Secretary	2003	70,890	10,000	—	—	93,837	—

John Poyhonen (5)	2005	249,689	52,500	—	—	56,600	—
Senior Vice President and Chief	2004	227,386	39,793	—	—	37,600	—
Financial and Business Officer	2003	53,630	7,500	—	—	93,837	—

Nigel R.A. Beeley, Ph.D. (6)	2005	230,034	48,321	—	—	38,300	—
Vice President, Discovery	2004	124,934	84,375	—	—	131,437	—
	2003	—	—	—	—	—	—

 (1)          In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named executive officer which do not exceed the lesser of $50,000 or 10% of that officer’s salary and bonus disclosed in this table.

(2)           These amounts represent bonuses earned during the fiscal years ended December 31, 2005, 2004 and 2003, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(3)           Mr. Snyder began his employment with us in June 2003.

(4)           Mr. Leonhardt began his employment with us in September 2003.

(5)           Mr. Poyhonen began his employment with us in October 2003.

(6)           Dr. Beeley began his employment with us in June 2004.

Stock Option Grants And Exercises

We grant stock options to our executive officers under the 2004 Plan. As of March 15, 2006, options to purchase a total of 3,383,097 shares were outstanding under the 2004 Plan, and a total of 1,319,396 shares remained available for grant under the 2004 Plan.

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the employment agreements described in “Employment Agreements.”  Options expire ten years from the date of grant.

The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant. The fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the Nasdaq on the last market trading day prior to such date.

The following table provides information regarding grants of options to purchase shares of our common stock to the named executive officers in the fiscal year ended December 31, 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Kent Snyder	154,100	23.9%	$8.60	1/18/15	$833,449	$2,112,123
Mark Zoller, Ph.D.	56,600	8.8	8.60	1/18/15	306,121	775,770
Harry J. Leonhardt, Esq.	56,600	8.8	8.60	1/18/15	306,121	775,770
John Poyhonen	56,600	8.8	8.60	1/18/15	306,121	775,770
Nigel R.A. Beeley, Ph.D.	38,300	5.9	8.60	1/18/15	207,145	524,947

(1)           Based on 644,100 options granted during the fiscal year ended December 31, 2005 under the 2004 Plan, including grants to named executive officers.

(2)           Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during 2005 by each of our named executive officers, and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2005 by each of our named executive officers. Certain options listed in the table permit early exercise of unvested shares, in which case all unvested shares are subject to repurchase by us.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Kent Snyder	8,000	141,957	505,096	296,875	$5,297,778	$1,413,360
Mark Zoller, Ph.D.	—	—	66,541	99,506	555,043	460,959
Harry J. Leonhardt, Esq.	—	—	14,100	80,100	86,010	342,582
John Poyhonen	—	—	14,100	80,100	86,010	342,582
Nigel R.A. Beeley, Ph.D.	—	—	107,937	61,800	369,398	278,166

(1)           The value of an unexercised in-the-money option as of December 31, 2005 is equal to the excess of the closing price of our common stock on December 30, 2005, the last trading day of fiscal 2005, as reported on the Nasdaq ($12.12) over the exercise price for the option, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

Employment Agreements

We entered into an employment letter agreement with Kent Snyder dated June 2, 2003 providing for an annual salary of $350,000, later increased to $400,000 for 2006, a discretionary bonus of up to 30%, later increased to 60% for 2006, of the current base salary based upon performance against specific milestones to be designated by the Board of Directors, and upon commencement of employment the grant of an option to purchase our common stock under the 2004 plan constituting 4% of our outstanding shares on a fully diluted basis as of the date of grant assuming conversion of all outstanding preferred stock to common stock and including all shares reserved for issuance under the 2004 plan. The employment letter agreement provides that Mr. Snyder’s employment is terminable at will upon 30 days’ notice. However, if we terminate Mr. Snyder’s employment for any reason other than cause, he will be entitled to one year’s salary from the date of termination; and he would have been entitled to one year of accelerated vesting of his stock options if the termination had occurred within one year of the employment commencement date. In the event of termination within 36 months following a change in control, his stock options will immediately vest in full.

We entered into an employment letter agreement with Mark Zoller, Ph.D., dated February 21, 2000, providing for an annual salary of $220,000, later increased to $295,000 for 2006, and the opportunity to purchase 81,597 shares of restricted common stock. Under the terms of the agreement, Dr. Zoller received a one-time, sign-on bonus, payable on his first day of employment, equal to $210,000. The employment letter agreement provides that Dr. Zoller’s employment is terminable at will. Dr. Zoller is eligible to receive a discretionary bonus of up to 40% of his 2006 base salary based upon performance against specific milestones to be designated by the Board of Directors.

We entered into an employment letter agreement with Harry Leonhardt, Esq., dated August 25, 2003, providing for an annual salary of $225,000, later increased to $275,000 for 2006, a discretionary bonus of up to 25%, later increased to 40% for 2006 of the current base salary based upon performance against specific milestones to be determined by the chief executive officer and, upon commencement of employment, the grant of an option to purchase 93,837 shares of our common stock. The employment letter agreement provides that Mr. Leonhardt’s employment is terminable at will upon 30 days’ notice. If a change in control occurs and Mr. Leonhardt’s employment is terminated within one month prior or 18 months after the date of such change in control, Mr. Leonhardt’s stock options will immediately vest in full.

We entered into an employment letter agreement with John Poyhonen, dated September 8, 2003, providing for an annual salary of $225,000, later increased to $275,000 for 2006, a discretionary bonus of up to 25%, later increased to 40% for 2006 of the current base salary based upon performance against specific milestones to be determined by the chief executive officer and, upon commencement of employment, the grant of an option to purchase 93,837 shares of our common stock. The employment letter agreement provides that Mr. Poyhonen’s employment is terminable at will upon 30 days’ notice. If a change in control occurs and Mr. Poyhonen’s employment is terminated within one month prior or 18 months after the date of such change in control, Mr. Poyhonen’s stock options will immediately vest in full.

We entered into an employment letter agreement with Nigel Beeley, Ph.D., dated June 7, 2004, providing for an annual salary of $225,000, later increased to $239,800 for 2006, a signing bonus of $60,000, and an annual discretionary bonus of up to 25%, later increased to 30% for 2006, of the current base salary based upon performance against specific milestones to be determine by the chief executive officer, and upon commencement of employment, the grant of an option to purchase 131,428 shares of our common stock. The employment letter agreement provides that Dr. Beeley’s employment is terminable at will upon 30 days’ notice. If a change in control occurs and Dr. Beeley’s employment is terminated under specified circumstances, Dr. Beeley’s stock options will immediately vest in full.

Pension and Long-Term Incentive Plans

We have no pension plans or long-term incentive plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2005, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	2,483,417	$6.15	2,528,475
Equity compensation plans not approved by stockholders (2)	—	—	—
Total	2,483,417	$6.15	2,528,475

(1)           Includes the 2004 Plan and our 2004 Employee Stock Purchase Plan. 269,529 shares under column (c) are attributable to our 2004 Employee Stock Purchase Plan.

(2)           As of December 31, 2005, we did not have any equity compensation plans that were not approved by our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Senomyx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Introduction

The primary purpose of the Compensation Committee is to act on behalf of our Board of Directors in overseeing our compensation policies, plans and programs and determining the compensation to be paid to our executive officers.

The purpose of this report is to summarize the Compensation Committee’s philosophy regarding executive compensation, explain the elements of our executive compensation structure, and describe the basis upon which the Compensation Committee determined the compensation of our Chief Executive Officer for the fiscal year ended December 31, 2005.

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program for our executive officers should:

•                  align the goals of our executive officers with the goals of our stockholders by creating and enhancing stockholder value through the accomplishment of corporate performance goals and by providing executive officers with long-term incentives through equity ownership,

•                  provide total compensation that enables us to compete with companies in the biopharmaceutical and biotechnology industries and other relevant industries, in order to attract and retain high-caliber candidates on a long-term basis, and

•                  align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

 Elements of Executive Compensation

Currently, our compensation structure for executive officers consists of a combination of base salary, performance bonuses and long-term incentives (typically, stock option awards). Executive officers are also entitled to participate in benefit plans generally available to all full-time employees.

Base Salary. As a general matter, we establish an initial base salary for each executive officer through negotiation at the time the executive officer is hired, taking into account the executive officer’s qualifications, experience and independent compensation survey data for comparable companies. The base salaries of executives are reviewed annually and, as warranted, are adjusted to reflect prevailing salary practices as determined through analysis of independent compensation survey data for comparable companies.

Performance Bonuses. We may award performance bonuses to motivate and reward executive officers based upon our achievement of corporate performance goals. Corporate performance goals are established annually by our Board of Directors and reflect high priority corporate objectives. We believe using corporate performance goals to determine performance bonuses establishes a direct link between executive officer compensation and our corporate performance.

Long-Term Incentives. Our long-term incentives are primarily in the form of stock option grants. The objective of these grants is to emphasize long-term performance and the creation of stockholder value. As the exercise price per share of options we grant to our executive officers is equal to the fair market value of our common stock on the date of grant, the options will only produce value if the price of our stock appreciates, thereby directly linking the interests of our executive officers with those of stockholders. In determining the amount of stock options granted to an executive officer, the Compensation Committee evaluates independent equity compensation survey data and our actual performance against corporate performance goals. In addition, the Compensation Committee evaluates the size and terms of equity awards previously made to the executive officer.

Chief Executive Officer Compensation

The base salary of Kent Snyder, our Chief Executive Officer, was $375,000 for the fiscal year ended December 31, 2005, an increase of $16,456 from his base salary for the prior year. Mr. Snyder was granted a performance bonus of $125,000 for the fiscal year ended December 31, 2005. Additionally, Mr. Snyder received stock options to purchase 279,000 shares of our common stock at an exercise price of $16.25 per share in early 2006 in recognition of the achievement of corporate performance goals in 2005.

 The Compensation Committee’s approach to establishing Mr. Snyder’s compensation was to be competitive with comparable companies and to have a significant portion of his compensation depend on the achievement of corporate performance goals. In determining Mr. Snyder’s base salary, the Compensation Committee primarily uses independent compensation survey data for comparable companies. In determining Mr. Snyder’s performance bonus for the fiscal year ended December 31, 2005, the Compensation Committee recognized Mr. Snyder’s efforts in helping us achieve corporate objectives during 2005 including the following:

•                  Receipt of FEMA GRAS determination for our savory flavor ingredients S263, S336, S807, and S976,

•                  Completion of a common stock offering resulting in net proceeds of approximately $57.3 million,

•                  Establishment of a new collaboration with Cadbury Schweppes in gum confectionary category with research funding through July 2007,

•                  Establishment of a new agreement with Kraft to provide for collaboration in the chilled and processed meat category with research funding through December 2008,

•                  Extension of research funding under initial Nestlé collaboration for three years through April 2008,

•                  Extension and expansion of research funding under Kraft collaboration through July 2007, and

•                  Receipt of key U.S. patent covering use of the human sweet taste receptor for identifying new compounds.

In determining Mr. Snyder’s long term incentive compensation in the form of stock options, the Compensation Committee uses independent equity compensation survey data and evaluates the size and terms of equity awards previously made to Mr. Snyder.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our named executive officers unless such compensation is treated as “performance-based compensation” within the meaning of the Internal Revenue Code. As the cash compensation paid by us to our named executive officers is expected to be below $1 million and the Compensation Committee believes that stock options granted under the Incentive Plan to our named executive officers meet the requirements for treatment as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executives. In determining the form and amount of compensation for our named executive officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

Compensation Committee

David Schnell, M.D., Chairman

Michael E. Herman

Mark Leschly

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Senomyx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The purpose of the Audit Committee is to assist the Board in its general oversight of, among other things:  our financial reporting and the integrity of our financial statements and related financial information; our internal control environment, systems and performance; the qualifications and independence of the independent accounts; and the performance of the independent accountants.

In carrying out these responsibilities, the Audit Committee, among other things:  oversees the preparation of our annual and quarterly financial statements by management and reviews with management and the independent accountants, prior to issuance, the information to be released and our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; oversees the work of the independent accountants, including appointment, reviewing the scope of audit services, approving all audit and non-audit services and fees to be paid, evaluating performance, and confirming independence; and oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the processes with respect to the certifications by our Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by Senomyx with the Securities and Exchange Commission, the internal auditing plans and programs and our policies relating to legal and regulatory compliance.

 The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. The members of the Audit Committee are currently Stephen A. Block, Esq., Michael E. Herman, Christopher J. Twomey and Timothy J. Wollaeger. Mr. Twomey was appointed to the Audit Committee in March 2006 after the filing of our Annual Report on Form 10-K for the year ended December 31, 2005. The Board has determined that all members of the Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent accountants are responsible for annually performing an audit of our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. In addition, the independent accountants conduct quarterly reviews of our financial statements.

The Audit Committee reviews with the independent accountants the scope of their services, the results of their audits and reviews, their evaluation of our internal controls, and the overall quality of our financial reporting. The independent accountants also periodically update the Audit Committee about new accounting developments and their potential impact on our reporting. The Audit Committee meets regularly with the independent accountants without management present. The Audit Committee also meets regularly with management without the independent accountants present, and discusses management’s evaluation of the independent accountants’ performance. The Audit Committee is not, however, employed by us, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the independent accountants.

With respect to 2005, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee has reviewed and discussed with management its process for preparing its report on its assessment of the internal control over financial reporting, and at regular intervals received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. The Audit Committee discussed and reviewed with the independent accountants their audit of internal control over financial reporting and their attestation report on management’s assessment of the effectiveness of internal control over financial reporting, and the overall scope, plan and results of the independent accountants’ examination of the financial statements.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and us that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee also approved the selection, subject to stockholder ratification, of the independent accountants and the Board concurred in such authorization.

Audit Committee

Timothy J. Wollaeger, Chairman
Stephen A. Block, Esq.
Michael E. Herman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the Compensation Committee consists of Messrs. Herman, Leschly and Dr. Schnell. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The material in this section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Senomyx under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following graph shows a comparison of the 18-month total cumulative returns of an investment of $100 in cash in (i) our common stock on June 22, 2004, the first trading day following our initial public offering, (ii) the Nasdaq Composite Index, U.S. Companies on May 31, 2004 and (iii) the Nasdaq Biotechnology Index on May 31, 2004. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of the possible future performance of our common stock. The graph assumes that all dividends have been reinvested (to date, we have not declared any dividends).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2005, we closed a public offering of our common stock involving investments by certain persons, or groups of affiliated persons, known by us to beneficially own more than 5% of our common stock. The following table provides information regarding the number of shares of common stock purchased in our public offering by these stockholders.

Participant	Number of Shares Purchased

Alliance Capital Management L.P. (1)	850,000

T. Rowe Price Associates, Inc. (2)	800,000

Totals	1,650,000

(1)                                  For additional information regarding Alliance Capital Management L.P. and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

(2)                                  For additional information regarding T. Rowe Price Associates, Inc. and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

During the fiscal year ended December 31, 2005, we granted options to purchase an aggregate of 471,833 shares of our common stock to our directors and executive officers, with exercise prices ranging from $8.60 to $12.85.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Senomyx will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to 11099 North Torrey Pines Road, La Jolla, California 92037, Attn: Corporate Secretary, or contact Mr. Leonhardt at (858) 646-8306. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kent Snyder
President and Chief Executive Officer

La Jolla, California

April 26, 2006

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC is available without charge upon written request to: 11099 North Torrey Pines Road, La Jolla, California 92037, Attn: Corporate Secretary.

SENOMYX, INC.

11099 North Torrey Pines Road

La Jolla, California 92037

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006

The undersigned hereby appoints Kent Snyder and Harry J. Leonhardt, Esq., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Senomyx, Inc. which the undersigned may be entitled to vote at the 2006 Annual Meeting of Stockholders of Senomyx, Inc. to be held on May 24, 2006 at 9:00 a.m. local time at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, CA 92037, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS: Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

PROPOSAL 1:	To elect directors to hold office until our 2007 Annual Meeting of Stockholders.

☐ FOR the nominees listed below	☐	WITHHOLD authority
(except as marked to the contrary		to vote for the nominees
below).		listed below.

Nominees:	Stephen A. Block, Esq., Michael E. Herman, Mark Leschly, Dennis F. O’Brien, Jay M. Short, Ph.D., Kent Snyder and Christopher J. Twomey

To withhold authority to vote for any individual nominee, write the name of such nominee below:

(Continued and to be signed on other side)

(Continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

PROPOSAL 2:	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.